Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TALIS BIOMEDICAL CORPORATION

Brian Coe hereby certifies that:

ONE: The original name of this company is SlipChip Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 26, 2013.

TWO: He is the duly elected and acting Chief Executive Officer of TALIS BIOMEDICAL CORPORATION, a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this corporation is TALIS BIOMEDICAL CORPORATION (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, zip code 19808. The name of its registered agent at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

Effective upon the filing of this Seventh Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (the “Prior Class A Common Stock”) shall automatically and without action on the part of the holder thereof be renamed and reclassified as one share of Common Stock (the “Reclassification”).

Each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Prior Class A Common Stock (the “Prior Class A Common Stock Certificates”) shall be entitled to receive a certificate or certificates representing a number of whole shares of Common Stock (the “Common Stock Certificates”). With respect to each holder of shares of Prior Class A Common Stock, all shares of Prior Class A Common Stock held by such holder immediately prior to the Effective Time shall be aggregated for the purpose of determining the number of shares of Common Stock that such holder shall be entitled to as a result of the Reclassification. From and after the Effective Time, and until the Common Stock

Certificates are issued, each Prior Class A Common Stock Certificate shall represent the whole shares of Common Stock into which the shares evidenced thereby immediately before the Effective Time are reclassified under the terms hereof.

A. The total number of shares that the Company is authorized to issue is 459,296,908 shares, 230,000,000 shares of which shall be Common Stock (the “Common Stock”), and 229,296,908 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted to Common Stock basis).

C. The Preferred Stock shall consist of one class, which will be comprised of ten series as follows: 57,324,227 of the authorized shares of Preferred Stock are hereby designated “Series 1 Preferred Stock” (the “Series 1 Preferred”), 57,324,227 of the authorized shares of Preferred Stock are hereby designated “Series 2 Non-Voting Preferred Stock” (the “Series 2 Non-Voting Preferred”), 13,404,197 of the authorized shares of Preferred Stock are hereby designated “Series C-1 Preferred Stock” (the “Series C-1 Preferred”), 13,404,197 of the authorized shares of Preferred Stock are hereby designated “Series C-2 Non-Voting Preferred Stock” (the “Series C-2 Non-Voting Preferred”), 11,809,630 of the authorized shares of Preferred Stock are hereby designated “Series D-1 Preferred Stock” (the “Series D-1 Preferred”), 11,809,630 of the authorized shares of Preferred Stock are hereby designated “Series D-2 Non-Voting Preferred Stock” (the “Series D-2 Non-Voting Preferred”), 13,477,088 of the authorized shares of Preferred Stock are hereby designated “Series E-1 Preferred Stock” (the “Series E-1 Preferred”), 13,477,088 of the authorized Preferred Shares are hereby designed “Series E-2 Non-Voting Preferred Stock” (the “Series E-2 Non-Voting Preferred”), 18,633,312 of the authorized shares of Preferred Stock are hereby designated “Series F-1 Preferred Stock” (the “Series F-1 Preferred” and, together with the Series 1 Preferred, Series C-1 Preferred, Series D-1 Preferred and Series E-1 Preferred, the “Voting Preferred”) and 18,633,312 of the authorized Preferred Shares are hereby designated “Series F-2 Non-Voting Preferred Stock” (the “Series F-2 Non-Voting Preferred” and, together with the Series 2 Non-Voting Preferred, Series E-2 Non-Voting Preferred, Series D-2 Non-Voting Preferred, Series C-2 Non-Voting Preferred, the “Non-Voting Preferred” and, together with the Voting Preferred, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and Series Preferred are as follows:

1. VOTING RIGHTS.

a. General Rights.

(i) Common Stock. Except as otherwise provided by law, the holders of Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Company for vote, consent or approval, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder.

(ii) Series Preferred. Each holder of shares of the Series Preferred (other than the Series 2 Non-Voting Preferred) shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 3 hereof, and assuming no such shares are converted into Series 2 Non-Voting Preferred) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company; provided, however, that the Non-Voting Preferred shall have no right to vote on any matter related to the appointment, election or removal of the directors of the Company, and the Series 2 Non-Voting Preferred shall have no right to vote other than as required by law. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. At any special meeting of the Series Preferred, a majority of the outstanding shares of Series Preferred entitled to vote at such meeting, on an as-if converted to Common Stock basis, shall constitute a quorum.

b. Separate Vote of Series Preferred. For so long as at least 3,000,000 shares of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), other than shares of Series 2 Non-Voting Preferred, remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series Preferred, (voting as a single class and not as separate series) on an as-if converted to Common Stock basis (assuming no such shares are converted into Series 2 Non-Voting Preferred), shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation (including any filing of a Certificate of Designation) or the Bylaws of the Company that materially alters or changes adversely (A) the voting or other powers, preferences, or other special rights, privileges or restrictions of the Voting Preferred, (B) at any time when no Series 2 Non-Voting Preferred is outstanding, the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series 2 Non-Voting Preferred, or (C) at any time when no Non-Voting Preferred is outstanding, the voting or other powers, preferences, or other special rights, privileges or restrictions of the Non-Voting Preferred; provided, that, for the avoidance of doubt, if a share of Series 2 Non-Voting Preferred or Non-Voting Preferred, respectively, is outstanding, the Series Preferred shall not have a right to vote on such matters set forth in clauses (B) or (C), as applicable;

(ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company or any increase in the authorized or designated number of any such class or series;

(iii) Any redemption or repurchase of the Company’s Common Stock or Preferred Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at the lesser of cost or fair market value upon termination of services to the Company);

(iv) Any action that results in the payment or declaration of a dividend or other distributions with respect to Common Stock or Preferred Stock; or

(v) Any agreement by the Company regarding an Asset Transfer or Acquisition (each as defined in Section 2 hereof).

c. Separate Vote of Series 2 Non-Voting Preferred. For so long as any shares of Series 2 Non-Voting Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series 2 Non-Voting Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation (including any filing of a Certificate of Designation or any other amendment to the powers, preferences, or other special rights, privileges or restrictions of any class of capital stock of the Company) or the Bylaws of the Company that materially alters or adversely changes the powers, preferences, or other special rights, privileges or restrictions of the Series 2 Non-Voting Preferred (other than the fact that the Series 2 Non-Voting Preferred is non-voting) in a manner that is materially different than the manner in which such amendment, alteration, or repeal impacts the Common Stock; or

(ii) Any material and adverse change to the rights, preferences and privileges of the Series 2 Non-Voting Preferred.

d. Separate Vote of Non-Voting Preferred. For so long as any shares of Non-Voting Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Non-Voting Preferred Stock shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation (including any filing of a Certificate of Designation or any other amendment to the powers, preferences, or other special rights, privileges or restrictions of any class of capital stock of the Company) or the Bylaws of the Company that materially alters or changes adversely the powers, preferences, or other special rights, privileges or restrictions of the Series C-2 Non-Voting Preferred, Series D-2 Non-Voting Preferred, Series E-2 Non-Voting Preferred or Series F-2 Non-Voting Preferred (other than the fact that the Series C-2 Non-Voting Preferred, Series D-2 Non-Voting Preferred, Series E-2 Non-Voting Preferred and Series F-2 Non-Voting Preferred is non-voting for purposes of electing directors) in a manner that is materially different than the manner in which such amendment, alteration, or repeal impacts the Series 1 Preferred, Series C-1 Preferred, Series D-1 Preferred, Series E-1 Preferred, or Series F-1 Preferred, respectively; or

(ii) Any material and adverse change to the rights, preferences and privileges of the Non-Voting Preferred.

e. Election of Board of Directors.

(i) For so long as any shares of Voting Preferred remain outstanding, the holders of Voting Preferred, voting as a separate class on an as-if converted to Common Stock basis, shall be entitled to elect four (4) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) The holders of Common Stock and Voting Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Seventh Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, (A) such vacancy shall be filled by the other directors elected by such class or series then in office and (B) the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

2. LIQUIDATION RIGHTS.

a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the applicable Original Issue Price for the Series Preferred (as defined below). If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 2(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The “Series C-1 Original Issue Price” will be $5.48 per share for the Series C-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Seventh Amended and Restated Certificate of Incorporation). The “Series C-2 Original Issue Price” will be $5.48 per share for the Series C-2 Non-Voting Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Seventh Amended and Restated Certificate of Incorporation). The “Series D-1 Original Issue Price” will be $2.74 per share for the Series D-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Seventh Amended and Restated Certificate of Incorporation). The “Series D-2 Original Issue Price” will be $2.74 per share for the Series D-2 Non-Voting Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Seventh Amended and Restated Certificate of Incorporation). The “Series E-1 Original Issue Price” will be $7.42 per share for the Series E-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Seventh Amended and Restated Certificate of Incorporation). The “Series E-2 Original Issue Price” will be $7.42 per share for the Series E-2 Non-Voting Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Seventh Amended and Restated Certificate of Incorporation). The “Series F-1 Original Issue Price” will be $8.55 per share for the Series F-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Seventh Amended and Restated Certificate of Incorporation). The “Series F-2 Original Issue Price” will be $8.55 per share for the Series F-2 Non-Voting Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Seventh Amended and Restated Certificate of Incorporation). The “Series 1 Original Issue Price” will be $0.0001 per share for the Series 1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Seventh Amended and Restated Certificate of Incorporation). The “Series 2 Original Issue Price” will be $0.0001 per share for the Series 2 Non-Voting Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Seventh Amended and Restated Certificate of Incorporation). Each of the “Series C-1 Original Issue Price”, the “Series C-2 Original Issue Price”, the “Series D-1 Original Issue Price”, the “Series D-2 Original Issue Price”, the “Series E-1 Original Issue Price”, the “Series E-2 Original Issue Price”, the “Series F-1 Original Issue Price”, the “Series F-2 Original Issue Price”, the “Series 1 Original Issue Price”, the “Series 2 Original Issue Price” is an “Original Issue Price.”

b. After the payment of the full liquidation preference of the Series Preferred as set forth in Section 2(a) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

c. An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 2.

(i) For the purposes of this Section 2 (unless otherwise determined by holders of a majority of the Series Preferred): (i) “Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (including any shares of Common Stock issued in such transaction upon exercise, conversion or settlement of any Convertible Securities (as defined below) outstanding immediately prior to such consolidation or merger); provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company in any transaction or series of related transactions.

(ii) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(iii) The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 2.

d. Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer), each holder of Series Preferred shall be entitled to receive, for each share of each series of Series Preferred then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 2(a) (without giving effect to this Section 2(d)) or (ii) the amount of cash, securities or other property which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer, giving effect to this Section 2(d) with respect to all series of Preferred Stock simultaneously.

e. In the event of a Liquidation Event (including an Acquisition or Asset Transfer), if any portion of the consideration payable to the stockholders of the Company is placed into escrow or subject to contingencies, the Agreement shall provide that (x) the total consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company as if the total consideration payable to the stockholders of the Company, after deduction for the escrowed or contingent amount, were being paid to the stockholders of the Company and (y) the portion of such consideration that is placed in escrow or subject to contingencies shall then be allocated among or deductible from the holders of capital stock of the Company pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to clause (x) above.

3. CONVERSION RIGHTS.

The holders of the Series Preferred, excluding the Series 1 Preferred and Series 2 Non-Voting Preferred, (the “Convertible Series Preferred”), shall have the following rights with respect to the conversion of the Convertible Series Preferred into shares of Common Stock (the “Conversion Rights”):

a. Optional Conversion to Common Stock. Subject to and in compliance with the provisions of this Section 3, any shares of Convertible Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock in the sole and absolute discretion of the holder of such shares of Convertible Series Preferred. The number of shares of Common Stock to which a holder of Convertible Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series Preferred Conversion Rate” then in effect for the Convertible Series Preferred (determined as provided in Section 3(b)) by the number of shares of Convertible Series Preferred being converted.

b. Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of a particular series of the Convertible Series Preferred (each, a “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price applicable to such series of Convertible Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 3(c).

c. Series Preferred Conversion Price. The conversion price for the Convertible Series Preferred shall initially be the Original Issue Price applicable to such series of Convertible Series Preferred (each, a “Series Preferred Conversion Price”). Each such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 3. All references to the Series Preferred Conversion Price of a particular series of Convertible Series Preferred herein shall mean the Series Preferred Conversion Price as so adjusted.

d. Mechanics of Optional Conversion. Each holder of Convertible Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 3 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Convertible Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Convertible Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion and, if applicable, in accordance with the terms of Section 3(m)), any declared and unpaid dividends on the shares of Convertible Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Convertible Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Convertible Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

e. Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Convertible Series Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock, the applicable Series Preferred Conversion Price for each series of Series Preferred in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares, the applicable Series Preferred Conversion Price for each series of Convertible Series Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 3(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

f. Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Series Preferred Conversion Price of each series of Series Preferred then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The applicable Series Preferred Conversion Price for the Convertible Series Preferred shall be adjusted by multiplying such Series Preferred Conversion Price then in effect by a fraction equal to:

(a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Series Preferred Conversion Price shall be adjusted pursuant to this Section 3(f) to reflect the actual payment of such dividend or distribution.

g. Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Convertible Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 2 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 3), in any such event each share of Convertible Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Convertible Series Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Convertible Series Preferred after the capital reorganization to the end that the provisions of this Section 3 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Convertible Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

h. Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 3(h) to have issued or sold, Additional Shares of Common Stock (as defined below) for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price of any series of Series Preferred (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price for such series of Convertible Series Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price for such series of Convertible Series Preferred in effect immediately prior to such issuance or sale by a fraction:

(a) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price for such series of Convertible Series Preferred, and

(b) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Convertible Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date. If issuance of Additional Shares of Common Stock could result in adjustment under this Section 3(h) or Sections 3(e), 3(f) or 3(g) above, adjustment shall be made under the provision which results in the greatest adjustment to the then existing Series Preferred Conversion Price for each such series of Convertible Series Preferred.

(ii) No adjustment shall be made to a Series Preferred Conversion Price in an amount less than one percent (1%) of the Series Preferred Conversion Price then in effect. Any adjustment otherwise required by this Section 3(h) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price. Any adjustment required by this Section 3(h) shall be rounded to the first decimal for which such rounding represents less than one percent (1%) of the applicable Series Preferred Conversion Price in effect after such adjustment.

(iii) For the purpose of making any adjustment required under this Section 3(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 3(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price of the Convertible Series Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(a) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(b) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(c) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments that also result in antidilution adjustments hereunder, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(d) No further adjustment of the Series Preferred Conversion Price of any series of Convertible Series Preferred, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, each Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of the Convertible Series Preferred required under this Section 3(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 3(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(a) shares of Common Stock issued upon conversion of the Convertible Series Preferred;

(b) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board.

(c) shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Original Issue Date;

(d) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(e) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board;

(f) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company as approved by the Board;

(g) shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities approved by the Board, including without limitation joint ventures, manufacturing, marketing, distribution, technology transfer or development arrangements; and

(h) shares of Common Stock or Convertible Securities that the holders of a majority of the outstanding shares of Convertible Series Preferred elect in writing to exclude from the definition of “Additional Shares of Common Stock” for purposes of this Section 3.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 3(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 3(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 3(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price of each series of Convertible Series Preferred that was reduced as a result of the First Dilutive Issuance shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

i. Waiver of Antidilution Protection. Notwithstanding anything to the contrary, any provision of Section 3(h) and any adjustments made or required to be made to the Series Preferred Conversion Price of any series of Convertible Series Preferred pursuant hereto may be waived on behalf of all shares of such series of Convertible Series Preferred by the vote or written consent of the holders of a majority of the outstanding shares of such series of Convertible Series Preferred (voting as a single class and not as separate series) on an as-if converted to Common Stock basis.

j. Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Convertible Series Preferred, if the Convertible Series Preferred is then convertible pursuant to this Section 3, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Convertible Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect for such series of Convertible Series Preferred, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of such series of Convertible Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

k. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 2) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 2), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Convertible Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Convertible Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

l. Automatic Conversion.

(i) Each share of Convertible Series Preferred shall automatically be converted into shares of Common Stock, in accordance with the terms of Section 3(m), based on the then-effective applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Convertible Series Preferred, (voting as a single class and not as separate series) on an as-if converted to Common Stock basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $5.4712 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000 and (iii) the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market (a “Qualified Public Offering”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 3(d).

(ii) Upon the occurrence of either of the events specified in Section 3(l)(i) above, the outstanding shares of Convertible Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Convertible Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Convertible Series Preferred, the holders of Convertible Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Convertible Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Convertible Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 3(d).

m. Conversion Option Upon Qualified Public Offering; Beneficial Ownership Limitation.

(i) In the event of the automatic conversion of the Convertible Series Preferred in accordance with Section 3(l), each holder of shares of the Convertible Series Preferred who together with its affiliates and the members of each group of which such holder or any of its affiliates is a member would hold in excess of 9.99% of the number of shares of Common Stock outstanding immediately following such automatic conversion, shall have the option to convert any shares of the Convertible Series Preferred held by such holder as of such automatic conversion into either Common Stock or Series 1 Preferred Stock in the sole and absolute discretion of such holder.

(ii) The Series 2 Non-Voting Preferred shall in all respects be identical to the Series 1 Preferred, except that the Series 2 Non-Voting Preferred shall be non-voting and convertible into Common Stock on a one-for-one basis at the option of the applicable holder; provided that the Company shall not effect any conversion of the Series 2 Non-Voting Preferred, and each holder shall not have the right to convert any portion of the Series 2 Non-Voting Preferred, to the extent that, after giving effect to such conversion, such holder (together with its affiliates and the members of each group of which such holder or any of its affiliates is a member) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder shall include the number of shares of Common Stock issuable upon conversion of the Series 2 Non-Voting Preferred with respect to which such determination is being made, but shall exclude the number of shares of Common Stock that are issuable upon (a) conversion of the remaining, unconverted Series 2 Non-Voting Preferred beneficially owned by such holder (together with its affiliates and the members of each group of which such holder or any of its affiliates is a member) to the extent that the conversion of such Series 2 Non-Voting Preferred would result in the issuance of shares of Common Stock in excess of the Beneficial Ownership Limitation and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein, beneficially owned by such holder, its affiliates and the members of each group of which such holder or any of its affiliates is a member. For the avoidance of doubt, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

(iii) Upon the written or oral request of a holder (which may be via email), the Company shall within three business days confirm orally or in writing to such holder the aggregate number of shares of Common Stock then outstanding.

(iv) The “Beneficial Ownership Limitation” shall be, with respect to each holder, 4.99% (or, upon the election by a holder, in its sole and absolute discretion, prior to the issuance of any shares of Series 2 Non-Voting Preferred, any other percentage so elected) of the number of shares of the Common Stock outstanding. A holder, upon notice to the Company, may increase or decrease, in its sole and absolute discretion, the Beneficial Ownership Limitation provisions applicable to its Series 2 Non-Voting Preferred; provided that the provisions of this Seventh Amended and Restated Certificate of Incorporation shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such holder and no other holder. The limitations contained in this Seventh Amended and Restated Certificate of Incorporation shall apply to a successor holder of Series 2 Non-Voting Preferred.

(v) Upon the consummation of any sale of any shares of Series 2 Non-Voting Preferred by any holder of shares of Series 2 Non-Voting Preferred to any other person, each share of Series 2 Non-Voting Preferred thereby sold shall automatically be converted into Common Stock.

n. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

o. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Preferred Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock or Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred, including, but not limited to, conversion of Series Preferred in accordance with Sections 6 and 7, below, and, in the event of an Initial Public Offering or Registration, such number of its shares of Series 2 Non-Voting Preferred as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock or Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or Preferred Stock to such number of shares as shall be sufficient for such purpose.

4. COMMON STOCK REDEMPTION RIGHTS.

The Company shall not redeem, repurchase or otherwise acquire for value any shares of Common Stock unless it offers to redeem, repurchase or otherwise acquire for value a pro rata portion of the shares of Series 2 Non-Voting Preferred then issued and outstanding from all holders of Series 2 Non-Voting Preferred.

5. NO REISSUANCE OF SERIES PREFERRED.

Any shares or shares of Series Preferred redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

6. SERIES C CONVERSION RIGHTS.

Any shares of Series C-1 Preferred or Series C-2 Non-Voting Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Series C-2 Non-Voting Preferred or Series C-1 Preferred, respectively, on a one-for-one basis in the sole and absolute discretion of the holder of such shares.

7. SERIES D CONVERSION RIGHTS.

Any shares of Series D-1 Preferred or Series D-2 Non-Voting Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Series D-2 Non-Voting Preferred or Series D-1 Preferred, respectively, on a one-for-one basis in the sole and absolute discretion of the holder of such shares.

8. SERIES E CONVERSION RIGHTS.

Any shares of Series E-1 Preferred or Series E-2 Non-Voting Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Series E-2 Non-Voting Preferred or Series E-1 Preferred, respectively, on a one-for-one basis in the sole and absolute discretion of the holder of such shares.

9. SERIES F CONVERSION RIGHTS.

Any shares of Series F-1 Preferred or Series F-2 Non-Voting Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Series F-2 Non-Voting Preferred or Series F-1 Preferred, respectively, on a one-for-one basis in the sole and absolute discretion of the holder of such shares.

10. SERIES 1 CONVERSION RIGHTS.

At any time following the three (3) year anniversary of an Initial Public Offering or Registration, any shares of Series 1 Preferred may, at the option of the holder be converted at any time into fully paid and nonassesable shares of Series 2 Non-Voting Preferred, on a one-for-one basis in the sole and absolute discretion of the holder of such shares.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the California General Corporation Law. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Seventh Amended and Restated Certificate of Incorporation.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Seventh Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Seventh Amended and Restated Certificate of Incorporation.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Seventh Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Seventh Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Seventh Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, Talis Biomedical Corporation has caused this Seventh Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 30th day of October, 2020.

TALIS BIOMEDICAL CORPORATION

By:	/s/ Brian Coe
Brian Coe
Chief Executive Officer

[SIGNATURE PAGE TO SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]